EXHIBIT 99.6.2

UNSECURED PROMISSORY NOTE

$50,000.00	Orlando, Florida
Date: December 15, 2005

FOR VALUE RECEIVED, the undersigned Tekoil and Gas Corporation a Delaware Corporation with a principal office at 5036 Dr. Phillips Blvd. Suite 232 Orlando, FL 32819, (“Maker”), promises to pay to the order of Wiener, Goodman & Company, P.C. Profit Sharing Plan f/b/o Gerald Goodman, (“Lender”) at their principal place of business at 10 Industrial Way East, Suite 2, Eatontown, NJ 07724 or at such other address as Lender shall designate by written notice to Maker, the principal sum of $50,000.00, together with interest on the Principal amount thereof from the date hereof until the date on which this Note in the amount of the Principal of the Note is paid in full at the rate set forth below.

Interest on the unpaid Principal of this Note will be due and payable when the Principal of this Note is due and payable. The Note is due June 15, 2006. At the option of the lender, anytime prior to maturity the lender can convert the loan into 50,000 shares of Tekoil and Gas Corporation convertible preferred stock.

Prior to the date that the Principal hereof is due and payable (whether at stated maturity or by acceleration), this Note shall bear interest at a rate of 1.0% over the Prime Rate as published in the Wall Street Journal per annum.

After the Principal of this Note becomes due, interest under this Note shall be payable on demand and shall accrue at a rate of 12% per annum. Interest shall be calculated on the basis of a 360-day year for actual days elapsed. In no event shall the Interest rate applicable at any time to this Note exceed the maximum rate permitted by law in the State of Florida.

This Note shall be payable in lawful money of the United States of America in immediately available funds. All payments on this Note shall be applied to the payment of accrued interest before being applied to the payment of principal. Any payment which is required to be made on a day which is not a banking business day shall be payable on the next succeeding business day and such additional time shall be included in the computation of interest. The principal amount of this Note may be prepaid in whole or in part at any time without the consent of the holder of this Note.

Upon the occurrence of any of the following (each, an “Event of Default”) with respect to the Maker, of the indebtedness evidenced by this Note: (i) default in payment of any amount due under this Note or in the payment and performance of any other Obligation or agreement of any nature or description to or with Lender; (ii) or Maker shall commence any case, proceeding or other action under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered, or seeking to adjudicate Maker bankrupt or insolvent or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to Maker or any of Maker’s debts, or seeking appointment of a receiver, trustee, custodian or other similar official for Maker or for all or any substantial part of the assets of Maker, or Maker shall make a general assignment for the benefit of creditors, or there shall be commenced against Maker any case, proceeding or other action of a nature referred to in this clause (ii), or there shall be commenced against Maker any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of the assets of Maker which results in the entry of an order for any such relief, or Maker shall take any action in furtherance of, indicating its consent to, approval of, or acquiescence in, any of the acts set forth in this clause (ii), or Maker shall generally not, or shall be unable to or shall admit in writing its inability to, pay its debts as they become due; (iii) entry of a judgement against Maker that would materially effect the assets and/or business of the Borrower; (iv) failure to pay or remit any tax when assessed or due; (v) dissolution; (vi) making a bulk transfer or sending notice to do so; (vii) granting any security interest other than to Lender; (viii) suspension or liquidation of the usual business; (ix) failing to furnish Lender with any requested Financial Statements, information or failing to permit inspection of the books and records by Lender or any of its agents, attorneys or accountants; (x) making any material misrepresentation to Lender in obtaining credit for any of them; (xi) the occurrence of a default or event of default under any guarantee or security agreement guaranteeing or securing any Obligation of Maker, then, in the case of any Event of Default other that those referred to in clause (ii) of this sentence, Lender may declare by notice to Maker any an all Obligations of Maker to be immediately due and payable, and in any case of any Event of Default referred to in clause (ii) of this sentence all of the Obligations of Maker shall automatically become due and payable immediately without notice or demand.

In the case of the occurrence of an Event of Default, Maker, shall be liable for all costs of enforcement and collection of this Note incurred by Lender or any other holder of this Note, including but not limited to all attorney’s fees, disbursements and court costs. In addition, in the event of default hereunder, Maker shall pay all attorney’s fees and disbursements incurred by Lender in obtaining advice as to its rights and remedies in connection with such default.

Maker, hereby waives presentment, demand for payment, notice of dishonor, protest and notice or protest, and all other notices or demands in connection with the delivery, acceptance, performance, default, endorsement or guarantee of this Note. The liability of Maker, hereunder shall be unconditional and shall not be in any manner affected by an indulgence whatsoever granted or consented to by the holder hereof, including but not limited to any extension of time, renewal, waiver or other modification. Any failure of the holder to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any time and from time to time thereafter. Lender or any Holder may accept late payments, or partial payments, even though marked “payment in full” or containing words of similar import or other conditions, without waiving any of its rights. No amendment, modification or waiver of any provision of this Note or consent to any departure by Maker therefrom shall be effective, irrespective of any course of dealing, unless the same shall be in writing and signed by Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. This Note cannot be changed or terminated orally or by estoppel or waiver or by any alleged oral modification regardless of any claimed partial performance referable thereto.

Any notice from Lender to Maker shall be deemed given when delivered to Maker, in writing, by hand, telex, facsimile, telegraph, cable communication or deposited in the mail and addressed to Maker, at the last address of Maker, appearing on Lender’s records.

This Note shall be governed by and construed in accordance with the laws of the State of Florida applicable to instruments made and to be performed wholly within that state. If any provision of this Note is held to be illegal or unenforeceable for any reason whatsoever, such illegality or unenforceability shall not affect the validity of any other provision hereof.

Maker, agrees that any action, suit or proceeding in respect of or arising out of this Note may be initiated and prosecuted in any court selected by Lender and each of them consent, to and submit to, the exercise of jurisdiction over its person by any such court having jurisdiction over the subject matter, waive personal service of any and all process upon it and consent that all such service of process be made by mail directed to Maker, at its address set forth below or to any other address as may appear in Lender’s records as the address of Maker.

In any action, suit or proceeding in respect to or arising out of this Note, Lender and Maker waive trial by jury, and Maker, also waives (i) the right to interpose any set-off or counterclaim of any nature or description, (ii) any objection based on forum non conveniens or venue, and (iii) any claim for consequential, punitive or special damages.

As additional consideration for the loan, Tekoil and Gas Corporation will issue to the Lender 25,000 shares of the Company’s common stock.

TEKOIL AND GAS CORPORATION

By:	/s/ Mark Western
Mark Western, President and Chief Executive Officer